EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Warsaw, IN. . . June 18, 2004. . .(NASDAQ:BMET)

BIOMET ANNOUNCES COMPLETION OF ACQUISITION

OF INTERPORE INTERNATIONAL

Biomet, Inc. today announced the completion of the acquisition of Interpore International, Inc. (NASDAQ:BONZ). A favorable vote on the merger was obtained from Interpore shareholders at a special meeting of shareholders held earlier today and the consummation of the merger was completed immediately thereafter. As previously announced on March 8, 2004, Interpore shareholders will receive $14.50 per share, in cash, representing a total equity value of approximately $280 million.

Based in Irvine, California, Interpore is focused on providing innovative products for spinal surgery. Its three major product groups include spinal implant products, orthobiologic products, and minimally-invasive surgery products which are used by orthopedic surgeons and neurosurgeons in a wide range of applications. Interpore’s net sales in 2003 were approximately $67.5 million.

Dane A. Miller, Ph.D., Biomet’s President and Chief Executive Officer, stated, “We are pleased that the transaction has been successfully completed and we look forward to Interpore joining the Biomet team. Interpore’s position in the spinal market will expand Biomet’s presence in this clinically important and rapidly growing market segment. We will command a solid number four domestic position with over 400 sales representatives servicing our spinal and neurosurgeon customers in the United States.”

Biomet, Inc and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. The Company’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications, at (219) 372-1528 or Barb Goslee, Manager, Corporate Communications, at (219) 372-1514.

Web site: www.biomet.com or e-mail investor.relations@biometmail.com